Exhibit 99.1

Orthofix International Appoints Emily Buxton as Chief Financial Officer

LEWISVILLE, Texas – April 4, 2013 (BUSINESS WIRE) – Orthofix International N.V., (NASDAQ:OFIX) (the Company) announced today that it has appointed Emily Buxton as its Chief Financial Officer. Ms. Buxton had been serving as the Company’s Interim Chief Financial Officer since October 2012.

President and Chief Executive Officer Brad Mason said, “I am delighted to announce the appointment of Emily to this critical position, particularly at this time in Orthofix’s history when we are so well positioned for the future. It will be my pleasure to work side by side with her and the rest of the executive team as we explore the many opportunities we have to define the Orthofix of tomorrow. Emily has successfully served in various financial roles of increasing responsibility since joining Orthofix in 2003. I believe her proven track record in financial management, global business experience, and strong understanding of every aspect of the Company will help take us to the next level in driving value for our healthcare partners and shareholders.”

Ms. Buxton joined Orthofix’s corporate finance group in 2003 as a Senior SEC and Consolidations Accountant. After advancing to the position of Vice President, Controller, she served as Chief Financial Officer of Global Orthopedics for Orthofix from 2010 to the time of her appointment as Interim Chief Financial Officer. Prior to joining Orthofix, Ms. Buxton worked for two large public companies in Securities and Exchange Commission reporting and prior to that she worked in public accounting. She received her Bachelors of Arts degree in Accounting from Columbia College in Columbia, SC.

About Orthofix:

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative solutions to the spine and orthopedic markets. Orthofix’s products are widely distributed around the world to surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

Contact:

Mark Quick

Director of Investor Relations and Business Development

markquick@orthofix.com

214-937-2924

Source:

Orthofix International N.V.